                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                            -----------------------


                                    FORM 8-K

                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



     Date of Report (Date of earliest event reported)    May 17, 1995
                                                      --------------------------


                              NEWPORT CORPORATION
- --------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

               Nevada                      0-1649              094-0849175
- --------------------------------------------------------------------------------
   (State or other jurisdiction         (Commission         (I.R.S.  Employer
 of incorporation or organization)      File Number        Identification No.)

     1791 Deere Avenue, Irvine, CA                               92714
- --------------------------------------------------------------------------------
(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code            (714) 863-3144
                                                   -----------------------------


                                Not Applicable
- --------------------------------------------------------------------------------
        (Former name or former address, if changed, since last report.)


                              Page 1 of 27 Pages

Item 5.   Other Events
          ------------

          On February 28, 1995, the Company acquired RAM Optical Instrumentation, Inc. (ROI) and on March 30, 1995, the Company acquired Light Control Instruments, Inc. (LCI). These acquisitions were accounted for as poolings of interests therefore the Company's financial statements were restated to include the results of the acquired companies for all periods presented. This Report on Form 8-K presents the following restated, financial information originally filed in the Company's Annual Report on Form 10-K:



          Selected Financial Data restated to include results of
            ROI and LCI for the periods presented                       Page 4


          Management's Discussion and Analysis of Financial
            Condition and  Results of Operations restated to
            include results of ROI and LCI for the periods
            presented                                                  Page 5


          Financial Statements and Schedule restated to include
            results of ROI and LCI for the periods presented        Pages 10-25


Item 7.   Financial Statements and Exhibits
          ---------------------------------

          Exhibit 23: Consent of Independent Auditors                  Page 26

          Exhibit 27: Financial Data Schedule                          Page 27

                                  SIGNATURES
                                  ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         NEWPORT CORPORATION



Date:  May 17, 1995                      By: /s/ ROBERT C. HEWITT
                                            -----------------------------------
                                             Robert C. Hewitt
                                             Vice President and
                                             Chief Financial Officer

       SELECTED FINANCIAL DATA
       -----------------------

       The following table presents selected financial data of the Company and its subsidiaries as of and for the years ended December 31, 1994 and 1993, the five months ended December 31, 1992 and the years ended July 31, 1992, 1991 and 1990 (In thousands, except percent and per share information) restated to include financial information of ROI and LCI which were accounted for as poolings of interests:


                                                           1994        1993      1992T*      1992       1991       1990
       ------------------------------------------------------------------------------------------------------------------
       FOR THE YEAR:
       Net sales                                          $94,201    $93,573    $39,398    $ 94,925    $65,109    $63,386
       Cost of sales                                       51,811     51,747     21,887      53,378     35,882     35,504
       Selling, general and administrative                 32,240     31,735     14,161      34,699     20,814     18,215
       Research and development                             5,371      5,219      2,498       6,471      4,194      4,533
       Restructuring expense and other special charges          -      6,263          -      13,795          -          -
       ------------------------------------------------------------------------------------------------------------------
       Income (loss) from operations                        4,779     (1,391)       852     (13,418)     4,219      5,134
       Other income (expense)                                  57       (858)      (635)       (890)       861      2,916
       ------------------------------------------------------------------------------------------------------------------
       Income (loss) before income taxes                    4,836     (2,249)       217     (14,308)     5,080      8,050
       Provision (benefit) for taxes                        1,654        951        744        (333)     1,398      2,362
       ------------------------------------------------------------------------------------------------------------------
       Net income (loss)                                   $3,182    $(3,200)   $  (527)   $(13,975)    $3,682     $5,688
       ------------------------------------------------------------------------------------------------------------------
       Percent to sales:
         Cost of sales                                       55.0       55.3       55.6        56.2       55.1       56.0
         Selling, general and administrative                 34.2       33.9       35.9        36.6       32.0       28.7
         Research and development                             5.7        5.6        6.3         6.8        6.4        7.2
         Income (loss) from operations                        5.1       (1.5)       2.2       (14.1)       6.5        8.1
         Net income (loss)                                    3.4       (3.4)      (1.3)      (14.7)       5.7        9.0
       ------------------------------------------------------------------------------------------------------------------
       PER SHARE:
       Earnings (loss) per share                            $0.38     $(0.38)    $(0.06)     $(1.67)     $0.44      $0.61
       Dividends paid per share                              0.03       0.04       0.03        0.14       0.13       0.12
       Equity per share                                      5.53       5.20       5.66        5.78       7.79       7.54
       ------------------------------------------------------------------------------------------------------------------
       AT YEAR END:
       Cash and marketable securities                     $ 3,624    $ 4,311    $ 3,436    $  6,593    $20,601    $28,697
       Customer receivables                                18,755     16,946     18,678      21,065     16,009     11,023
       Inventories                                         21,432     21,655     24,531      27,452     20,322     15,845
       Other current assets                                 4,512      4,941      5,939       7,603      6,122      4,948
       ------------------------------------------------------------------------------------------------------------------
          Current assets                                   48,323     47,853     52,584      62,713     63,054     60,513
       Investments and other assets                         4,441      5,185      5,177       5,074     12,340      7,926
       Assets held for sale                                     -        372          -           -          -          -
       Property, plant and equipment                       23,044     23,773     30,415      31,175     14,189      8,583
       Goodwill, net                                        8,846      8,852      9,747      10,893          -          -
       ------------------------------------------------------------------------------------------------------------------
          Total assets                                    $84,654    $86,035    $97,923    $109,855    $89,583    $77,022
       ------------------------------------------------------------------------------------------------------------------
       Current liabilities                                 26,604    $24,085    $29,358    $ 34,893    $19,019    $10,088
       Deferred taxes                                         282      2,302      2,083       2,054      1,531      1,547
       Long-term debt                                      11,117     16,005     19,246      24,704      4,047         54
       Stockholders' equity                                46,651     43,643     47,236      48,204     64,986     65,333
       ------------------------------------------------------------------------------------------------------------------
         Total liabilities and equity                     $84,654    $86,035    $97,923    $109,855    $89,583    $77,022
       ------------------------------------------------------------------------------------------------------------------
       MISCELLANEOUS STATISTICS
       Working capital                                    $21,719    $23,768    $23,226    $ 27,820    $44,035    $50,425
       Average equivalent shares                            8,469      8,385      8,345       8,345      8,456      9,362
       Common stock outstanding                             8,441      8,400      8,345       8,345      8,345      8,670
       ------------------------------------------------------------------------------------------------------------------

* Transition period of five months ended December 31, 1992 due to change in year end.

       Management's Discussion and Analysis of Financial Condition and Results of Operations

       The following is management's discussion and analysis of certain significant factors which have affected the earnings and financial position of the Company during the periods included in the accompanying financial statements. This discussion should be read in conjunction with the financial statements and associated notes. This discussion includes the impact of the acquisition of RAM Optical Instrumentation, Inc. and Light Control Instruments, Inc., which were accounted for as poolings of interests, described more fully in Note 3 to the financial statements on page 16 of this Form 8-K.

       RESTRUCTURING    In response to the low level of sales experienced in
       Europe, the Company recorded for the quarter ended December 31, 1993, restructuring and other special charges totaling $6.3 million ($5.1 million after taxes) aimed primarily at its European operations. These charges included $3.3 million to revalue surplus real estate in the U.S. and Europe, $2.2 million for severance and related costs for approximately 50 employees and $0.8 million for equipment relocation costs, facility carrying costs and selling expenses associated with the real estate. Non-cash items totaled $3.3 million for revaluing the real estate. Cash items totaled $3.0 million of which $1.3 million has been incurred during the twelve months ended December 31, 1994 primarily for severance and other related payroll liabilities for 34 employees and costs to close facilities. It is expected that the balance, $1.7 million, will be used primarily to close facilities and will be substantially incurred by December 31, 1995.

       The Company anticipates that the restructuring program will reduce costs and expenses by approximately $2 million annually beginning in 1995 and believes this restructuring program will align the Company's costs with anticipated revenues. However, if sales in domestic or international markets decline, further actions may be necessary. Long-term improvement in profitability is dependent upon a strengthening of domestic and international markets and the successful implementation of revenue growth strategies.

       For the quarter ended April 30, 1992, the Company recorded restructuring charges which resulted in a $13.8 million pre-tax charge to operations and $7.1 million accounted for as an increase of the goodwill associated with the acquisition of Micro-Controle. Cash items totaled $12.0 million and non-cash items accounted for $8.9 million. During the twelve months ended December 31, 1994, cash charges amounted to $0.5 million for severance and other payroll related liabilities, $0.3 million representing lease payments and $1.1 million for costs to close facilities. For the twenty months ended December 31, 1993, the Company charged against this reserve $4.7 million representing severance and other payroll related liabilities, $1.7 million representing lease payments on abandoned facilities and $3.0 million representing costs to close facilities. It is expected that the $0.7 million balance, principally for severance and costs to close facilities, will be spent during the first half of 1995.

       NET SALES    For the years ended December 31, 1994 and 1993, the
       Company's net sales totaled $94.2 million and $93.6 million, respectively. The increase of $0.6 million (0.7%) represented increases in both domestic and international markets. Sales for the five-month transition period ended December 31, 1992 and the 1992 fiscal year totaled $39.4 million and $94.9 million, respectively. Because the Company switched to a calendar fiscal year effective January 1, 1993, these prior year periods are not strictly comparable. However, average monthly sales for the two periods totaled $7.9 million, respectively.

       Domestic sales totaled $49.9 million, $49.5 million, $21.0 million and $51.3 million for years ended December 31, 1994 and 1993, the five months ended December 31, 1992 and the year ended July 31, 1992, respectively. Sales for the twelve months ended December 31, 1994 increased $0.4 million (0.8 %) compared with the sales for the twelve months ended December 31, 1993. The increase is attributable principally to the strengthening of sales of core precision micropositioning systems and continued improvement in newer growth markets. Average monthly domestic sales for the year ended December 31, 1993, the five-month transition period ended December 31, 1992 and the year ended July 31, 1992 were $4.1 million, $4.2 million and $4.3 million per month, respectively.

       International sales totaled $44.3 million, $44.1 million, $18.4 million and $43.6 million for the years ended December 31, 1994 and 1993, the five-month transition period ended December 31, 1992 and the year ended July 31, 1992. International sales for the twelve months ended December 31, 1994 increased $0.2 million compared with the twelve months ended December 31, 1993. The increase is attributable principally to the growth in sales of RAM products offset in part by weak market conditions in certain European countries for core Newport products. Average monthly international sales for the year ended December 31, 1993, the five-month transition period ended December 31, 1992 and the year ended July 31, 1992 were $3.7 million, $3.7 million and $3.6 million per month, respectively.

       The order rate in the U.S. showed signs of moderate strength in the latter part of 1994 and early 1995 in response to the increasing sales and marketing emphasis on newer growth markets; however, the order rate for Japan has weakened somewhat toward the end of 1995's first quarter. Overall, management anticipates modest sales growth through the end of calendar year 1995 from an improving US economy and increased sales of ultrahigh precision positioning products.

       OPERATING INCOME    Total costs and expenses for the years ended December
       31, 1994 and 1993, the five-month transition period ended December 31, 1992 and the year ended July 31, 1992 were $91.0 million, $96.8 million, $39.9 million and $108.9 million respectively. Excluding the restructuring and other special charges mentioned previously, these costs and expenses totaled $91.0 million, $90.5 million, $39.9 million and $95.1 million for the respective periods.

       Cost of sales when stated as a percentage of sales were 55.0%, 55.3%, 55.6% and 56.2% for the years ended December 31, 1994 and 1993, the five-month transition period ended December 31, 1992 and the year ended July 31, 1992, respectively. The decrease in 1994 from the year ended December 31, 1993, is attributable primarily to lower costs resulting from the restructuring activities mentioned previously. Management anticipates that these expenses as a percent of sales will be reduced further in 1995 as a result of increased sales volume and continued productivity improvements which are anticipated to offset recent material price increases.

       Selling, general and administrative (SG&A) expenses totaled $32.2 million, $31.7 million, $14.2 million and $34.7 million for the years ended December 31, 1994 and 1993, the five-month transition period ended December 31, 1992 and the year ended July 31, 1992, respectively. SG&A expenses represented 34.2%, 33.9%, 35.9% and 36.6% of net sales in 1994, 1993, the transition period and 1992, respectively. The increase in 1994 was attributable to the costs associated with strengthening the operating management of the Company. The decrease in 1993 and the transition period from fiscal year 1992 was attributable primarily to lower costs resulting from the 1992 restructuring program. Management anticipates SG&A expenses in total will increase in 1995 but as a percent of sales will be reduced further as a result of increased sales volume. In addition, management anticipates that certain bonus and insurance expenses incurred historically by ROI will not continue. These expenses totaled $0.6 million, $0.7 million, $0.3 million and $0.6 million for the years ended December 31, 1994 and 1993, the five-month transition period ended July 31, 1992 and the year ended December 31, 1992, respectively.

       Research and development (R&D) expenses totaled $5.4 million, $5.2 million, $2.5 million and $6.5 million for the years ended December 31, 1994 and 1993, the five-month transition period ended December 31, 1992 and the year ended July 31, 1992, respectively. R&D expenses represented 5.7%, 5.6%, 6.3% and 6.8% of net sales in 1994, 1993, the transition period and 1992, respectively. The change in R&D expenses in 1994 compared with 1993 was attributable primarily to lower costs resulting from the restructuring programs offset by increases in R&D spending at RAM and LCI. Management believes that increases in the level of R&D expenditures are required for the development of new products and product improvements principally related to AutoAlign(TM) and related ultrahigh precision positioning products and intends to increase annual R&D expenditures in 1995 by approximately one million dollars over amounts expended in 1994.

       Excluding the restructuring and other special charges mentioned previously, operating income (loss) totaled $4.8 million, $4.9 million, $0.9 million and $0.4 million for the years ended December 31, 1994 and 1993, the five-month transition period ended December 31, 1992 and the year ended July 31, 1992, respectively. Operating income (loss) excluding restructuring and other special charges represented 5.1%, 5.2%, 2.2% and 0.4% of net sales in 1994, 1993, the transition period and 1992, respectively. Management anticipates that operating income will improve further as the restructuring programs mentioned previously are completed and because certain bonus and insurance expenses incurred historically by ROI will not continue.

       INTEREST EXPENSE    Interest expense totaled $1.8 million, $2.3 million,
       $1.5 million and $2.9 million for the years ended December 31, 1994 and 1993, the five-month transition period ended December 31, 1992 and the year ended July 31, 1992, respectively. The decrease in interest expense for the year ended December 31, 1994, compared with the year ended December 31, 1993 is attributable to a reduction in the average debt outstanding. The Company anticipates that recent increases in the interest rates will result in higher interest expense in 1995. The Company is actively seeking alternate sources of financing which if successful could reduce the net after tax financing cost for the Company. There is no assurance, however, that the Company will be successful in obtaining alternate financing.

       OTHER INCOME (EXPENSE)    Interest and dividend income totaled $0.1
       million, $0.2 million, $0.3 million and $0.8 million for the twelve months ended December 31, 1994 and 1993, the five-month transition period ended December 31, 1992 and the twelve months ended July 31, 1992, respectively.

       Realized exchange gains (losses) totaled $0.2 million, $(0.2 million), $(0.2 million) and $0.6 million for the twelve months ended December 31, 1994 and 1993, the five-months ended December 31, 1992 and the twelve months ended July 31, 1992, respectively. The gains in 1994 and the losses in 1993 and the 1992 transition period were attributable primarily to the strengthening, in 1994, and weakening, in 1993 and the transition period, of the European currencies compared with the U.S. dollar on current receivables denominated in European currencies.

       The Company recorded investment gains totaling $1.4 million, $1.3 million, $0.2 million, and $0.9 million in the years ended December 31, 1994 and 1993, the five-month transition period ended December 31, 1992 and the year ended July 31, 1992. The gains were attributable primarily to the sale of marketable and non-marketable investments.

       TAXES BASED ON INCOME    The tax provisions for the 1994 and 1993 fiscal
       years and the 1992 transition period of $1.7 million, $1.0 million and $0.7 million, respectively, were recorded on profits earned in the US. Prior to 1994, net losses, principally in Europe, did not have a tax benefit recorded; in 1994 approximately $0.4 million foreign income tax benefit was recorded due to the utilization of net loss carryforwards. The tax benefit for the 1992 fiscal year, $0.3 million, was attributable principally to restructuring charges that were carried back to offset taxable income of prior years.

       STOCKHOLDERS' EQUITY    The Company paid dividends totaling $299,000,
       $304,000, $279,000 and $1,140,000 during the twelve months ended December 31, 1994 and 1993, the five-month transition period ended December 31, 1992 and the twelve months ended July 31, 1992, respectively. This represents 3, 4, 3 and 14 cents per share during the respective periods as the Company reduced its payout from the 1992 fiscal year period to conserve cash in light of the restructuring activities.

       Stockholders' equity decreased from $47.2 million ($5.66 per share), at December 31, 1992 to $43.6 million ($5.20 per share) as of December 31, 1993 and increased to $46.7 million ($5.53 per share) as of December 31, 1994. The decrease is attributable primarily to restructuring and other special charges, unrealized exchange losses as a result of the strengthening of the dollar and payment of dividends. The increase in 1994 was attributable to the current year earnings and unrealized exchange gains, offset in part by dividend payments.

       WORKING CAPITAL AND LIQUIDITY    Cash paid to reduce debt totaled $2.9
       million, $3.5 million and $3.1 million during the years 1994, 1993 and the five-month transition period ended December 31, 1992. The debt reduction in 1994 was offset by translation losses of $1.7 million as result of the weakening of the US dollar versus the French franc. The Company believes its current working capital position together with estimated cash flows from operations, its existing financing availability, anticipated refinancing and proceeds from asset sales are adequate for operations in the ordinary course of business, anticipated capital expenditures as well as restructuring and debt payment requirements.

       The Company has a credit agreement with a U.S. bank which provides for a line of credit of up to $15 million, expiring in June 1996, secured by eligible accounts receivable, inventory and fixed assets, with interest at prime plus one percent. At December 31, 1994, amounts outstanding under the line of credit aggregated $7.6 million. Additional amounts available for borrowing under the line at that date were $1.2 million.

       The Company has a credit agreement with a US financial institution which provides for a line of credit of up to $1 million, expiring in August 1995, secured by eligible accounts receivable and inventory, with interest at prime plus one percent. At December 31, 1994, amounts outstanding under the line of credit aggregated $0.2 million and amounts available for borrowing under this line totaled $0.8 million.

       The Company has a line of credit with a consortium of foreign banks which, at December 31, 1993, provided for advances up to a limit of 60 million French francs (approximately $11.2 million) with interest at 1% above PIBOR (Paris Interbank Offered Rate), collateralized by eligible receivables. During the third quarter of 1994 the Company renewed this line of credit with a reduced advance limit of 25 million French francs ($4.7 million) for a period of seven months to March 31, 1995, all other terms and conditions remaining the same. On March 31, 1995 the Company renewed this line for one year under essentially the same terms and conditions. Borrowings outstanding under this agreement were 13.0 million French francs (approximately $2.4 million) at December 31, 1994. Additional amounts available for borrowing under the line at that date were 12.0 million French francs (approximately $2.3 million).

       The Company has term notes with the same consortium of foreign banks which, at December 31, 1994 totaled 37.5 million French francs (approximately $7.0 million) with interest at 1.6% above PIBOR, secured generally by assets of the Company's wholly-owned subsidiary, Micro-Controle. Payments are in three annual installments commencing in October 1995. During 1994, the Company repaid the consortium 22.5 million French francs (approximately $4.2 million).

       Capitalized lease obligations, payable in varying installments to 1999, of 16.1 million French francs (approximately $3.0 million) at December 31, 1994 relate to real estate and equipment.

       CAPITAL EXPENDITURES    Net capital expenditures for plant improvements
       and new equipment, excluding funds used to acquire Micro-Controle and its former subsidiaries, aggregated $1.7 million, $1.7 million, $2.4 million and $4.6 million for the years ended December 31, 1994 and 1993, the five-month transition period ended December 31, 1992 and the year ended July 31, 1992, respectively. The Company does not anticipate significant increases in net capital expenditures in 1995 compared to 1994.

                                            INDEX


       Financial Statements and Schedule restated to include results of ROI and LCI

       Report of Independent Auditors                                        10

       FINANCIAL STATEMENTS:

       Consolidated statement of operations for the years ended
         December 31, 1994 and 1993, the five months ended
         December 31, 1992 and the year ended July 31, 1992                  11

       Consolidated balance sheet at December 31, 1994 and 1993              12

       Consolidated statement of cash flows for the years ended
         December 31, 1994 and 1993, the five months ended
         December 31, 1992 and the year ended July 31, 1992                  13

       Consolidated statement of stockholders' equity for the years ended
         December 31, 1994 and 1993, the five months ended
         December 31, 1992 and the year ended July 31, 1992                  14

       Notes to consolidated financial statements                         15-24

       FINANCIAL STATEMENT SCHEDULE:

           II - Consolidated valuation accounts                              25

                        Report of Independent Auditors



       The Board of Directors and Stockholders
       Newport Corporation


       We have audited the accompanying consolidated balance sheets of Newport Corporation as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1994 and 1993, the five months ended December 31, 1992 and the year ended July 31, 1992. Our audits also included the financial statement schedule listed in the Index on page 9 of this Form 8-K. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Newport Corporation at December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for the years ended December 31, 1994 and 1993, the five months ended December 31, 1992 and the year ended July 31, 1992, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                   ERNST & YOUNG LLP

       Orange County, California
       May 17, 1995

                              NEWPORT CORPORATION
                     Consolidated Statement of Operations

(In thousands except                                                Years Ended         Five Months    Year
per share amounts)                                                  December 31,           Ended       Ended
                                                                    ------------         December 31,  July 31,
                                                                1994            1993        1992        1992
                                                              --------        -------     --------   --------

Net sales                                                     $94,201         $93,573     $39,398    $ 94,925
Cost of sales                                                  51,811          51,747      21,887      53,378
                                                              --------        -------     --------   --------

Gross profit                                                   42,390          41,826      17,511      41,547
Selling, general and administrative expense                    32,240          31,735      14,161      34,699
Research and development expense                                5,371           5,219       2,498       6,471
Restructuring and other special charges                             -           6,263           -      13,795
                                                              --------        -------     --------   --------
Income (loss) from operations                                   4,779          (1,391)        852     (13,418)
Interest expense                                               (1,782)         (2,321)     (1,540)     (2,911)
Other income, net                                               1,839           1,463         905       2,021
                                                              --------        -------     --------   --------
Income (loss) before income taxes                               4,836          (2,249)        217     (14,308)
Income tax provision (benefit)                                  1,654             951         744        (333)
                                                              --------        -------     --------   --------

Net income (loss)                                             $ 3,182         $(3,200)    $  (527)   $(13,975)
                                                              =======         =======     =======    ========
Net income (loss) per share                                   $  0.38         $ (0.38)    $ (0.06)   $  (1.67)
                                                              =======         =======     =======    ========
Number of shares used to calculate
   net income (loss) per share                                  8,469           8,385       8,345       8,345
                                                              =======         =======     =======    ========

                            See accompanying notes.

                              NEWPORT CORPORATION
                          Consolidated Balance Sheet

(Dollars in thousands, except stated value per share)                     December 31,
                                                                       ------------------
                                                                         1994       1993
                                                                       -------    -------
ASSETS
Current assets:
   Cash and cash equivalents                                           $ 3,014    $ 2,537
   Marketable securities                                                   610      1,774
   Customer receivables, net                                            18,755     16,946
   Other receivables                                                     1,912      1,141
   Inventories                                                          21,432     21,655
   Other current assets                                                  2,600      3,800
                                                                       -------    -------
     Total current assets                                               48,323     47,853
Assets held for sale                                                        --        372
Investments, notes receivable and other assets                           4,441      5,185
Property, plant and equipment, at cost, net                             23,044     23,773
Goodwill, net                                                            8,846      8,852
                                                                       -------    -------
                                                                       $84,654    $86,035
                                                                       =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                    $ 5,393    $ 3,952
   Accrued payroll and related expenses                                  4,679      3,621
   Taxes based on income                                                 1,308         64
   Accrued restructuring liabilities, net                                2,364      5,561
   Current portion of long-term debt                                    10,316      6,681
   Other accrued liabilities                                             2,544      4,206
                                                                       -------    -------
     Total current liabilities                                          26,604     24,085
Deferred taxes                                                             282      2,302
Notes payable to banks-long term                                        11,117     16,005
Commitments (Note 11)

Stockholders' equity:
    Common stock, $.35 stated value, 20 million shares authorized;
      8,441,000 shares issued and outstanding at December 31, 1994;
      8,400,000 shares at December 31, 1993                              2,954      2,939
    Capital in excess of stated value                                    5,771      5,554
    Unamortized deferred compensation                                     (251)      (174)
    Unrealized gain on marketable securities                               343        979
    Unrealized translation loss                                         (2,778)    (3,384)
    Retained earnings                                                   40,612     37,729
                                                                       -------    -------
Total stockholders' equity                                              46,651     43,643
                                                                       -------    -------
                                                                       $84,654    $86,035
                                                                       =======    =======

                            See accompanying notes.

                              NEWPORT CORPORATION
                     Consolidated Statement of Cash Flows

(In thousands)                                                       Years Ended            Five Months     Year
                                                                     December 31,             Ended         Ended
                                                                -----------------------     December 31,   July 31,
                                                                 1994            1993          1992          1992
                                                                -------         -------     ------------   --------
Operating activities:
 Net income (loss)                                              $ 3,182         $(3,200)    $  (527)       $(13,975)
 Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities:
    Depreciation and amortization                                 4,622           5,638       2,380           6,566
    Net gains from sales of investments                          (1,685)         (1,260)       (217)           (926)
    Increase in provision for losses on
     receivables, inventories and investments                     1,129           1,366       1,137             125
    Decrease in deferred income taxes                            (1,126)             (2)         --               5
    Realized foreign currency (gains) losses, net                  (175)            158         245            (647)
    Restructuring and other special charges                          --           6,263          --          13,795
    Other non cash (income) loss                                     79              --         (53)           (132)
 Changes in operating assets and liabilities:
  (Increase) decrease in receivables                             (1,799)          1,471       4,599          (1,498)
  (Increase) decrease in inventories                                234           1,660       1,904          (1,589)
  (Increase) decrease in other current assets                      (517)            171        (909)            453
  Decrease in accounts payable and
   other accrued expenses                                        (3,358)         (6,807)     (5,593)         (8,639)
  Increase (decrease) in taxes based on income                    2,203             (19)        244            (990)
 Other, net                                                         203          (2,196)       (481)         (1,315)
                                                                -------         -------     -------        --------
Net cash provided by (used in) operating activities               2,992           3,243       2,729          (8,767)
                                                                -------         -------     -------        --------
Investing activities:
 Proceeds from sales of investments
  and marketable securities                                       2,205           1,386       3,456           8,327
 Purchases of property, plant and equipment                      (2,142)         (2,139)     (3,217)         (4,565)
 Disposition of property, plant and equipment                       434             454         784              --
 Investment in Micro-Controle S.A.                                   --              --          --          (8,629)
 Other, net                                                         164              20          --             (23)
                                                                -------         -------     -------        --------
Net cash provided by (used in) investing activities                 661            (279)      1,023          (4,890)
                                                                -------         -------     -------        --------
Financing activities:
 Proceeds from short-term borrowings, net                         2,450             (76)          5           7,424
 Repayment of long-term borrowings, net                          (5,394)         (3,455)     (3,091)         (1,026)
 Cash dividends paid                                               (299)           (304)       (279)         (1,140)
 Proceeds from common stock under
  employee agreements for cash                                       99              91          --               3
                                                                -------         -------     -------        --------
Net cash provided by (used in) financing activities              (3,144)         (3,744)     (3,365)          5,261
                                                                -------         -------     -------        --------

Effect of foreign exchange rate changes on cash                     (32)           (119)       (305)            381
                                                                -------         -------     -------        --------
Increase (decrease) in cash and cash equivalents                    477            (899)         82          (8,015)
Cash and cash equivalents at beginning of period                  2,537           3,436       3,354          11,369
                                                                -------         -------     -------        --------
Cash and cash equivalents at end of period                      $ 3,014         $ 2,537     $ 3,436        $  3,354
                                                                =======         =======     =======        ========

                            See accompanying notes.

                              NEWPORT CORPORATION
                Consolidated Statement of Stockholders' Equity

(Amounts in thousands, except                                                          Unrealized
share and per share amounts)                               Capital in   Unamortized     gain on     Unrealized
                                             Common        excess of      deferred     marketable  translation  Retained
                                             stock       stated value   compensation   securities      loss     earnings   Total
- -----------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1991, as previously
- ---------------------------------------
   reported                                $2,438      $5,584           $   0         $   0        $  (359)   $ 56,163     $ 63,826
Adjustments for ROI and LCI poolings
   of interest                                482        (322)              -             -              -         991        1,151
- -----------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1991, as restated       2,920       5,262               0             0           (359)     57,154       64,977
- -------------------------------------
Cash dividends
  ($0.16 per share)                             -           -               -             -              -      (1,113)      (1,113)
Cash dividends to ROI shareholders              -           -               -             -              -         (27)         (27)
Issuance of common stock
  under employee agreements
  for cash (407 shares)                         -           3               -             -              -           -            3
Net loss                                        -           -               -             -              -     (13,975)     (13,975)
Unrealized translation loss                     -           -               -             -         (1,661)          -       (1,661)
- -----------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1992                    2,920       5,265               0             0         (2,020)     42,039       48,204
- ------------------------
Cash dividends
    ($0.04 per share)                           -           -               -             -              -        (279)        (279)
Net loss                                        -           -               -             -              -        (527)        (527)
Unrealized translation loss                     -           -               -             -           (161)          -         (161)
- -----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                2,920       5,265               0             0         (2,181)     41,233       47,237
- ----------------------------
Cash dividends
    ($0.04 per share)                           -           -               -             -              -        (280)        (280)
Cash dividends to ROI shareholders              -           -               -             -              -         (24)         (24)
Issuance of common stock
  under employee agreements
  for cash (13,750 shares)                      6          85               -             -              -           -           91
Grants of restricted
  stock (37,000 shares)                        13         204            (217)            -              -           -            0
Amortization of deferred
  compensation                                  -           -              43             -              -           -           43
Unrealized gain on marketable
  equity securities, net of
  income taxes                                  -           -               -           979              -           -          979
Net loss                                        -           -               -             -              -      (3,200)      (3,200)
Unrealized translation loss                     -           -               -             -         (1,203)          -       (1,203)
- -----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                2,939       5,554            (174)          979         (3,384)     37,729       43,643
- ----------------------------
Cash dividends
    ($0.04 per share)                           -           -               -             -              -        (281)        (281)
Cash dividends to ROI shareholders              -           -               -             -              -         (18)         (18)
Issuance of common stock
  under employee agreements
  for cash (16,750 shares)                      7          92               -             -              -           -           99
Grants of restricted
  stock (32,000 shares)                        11         169            (180)            -              -           -            0
Forfeiture of restricted
  stock grants (8,000 shares)                  (3)        (44)             47             -              -           -            0
Amortization of deferred
  compensation                                  -           -              56             -              -           -           56
Reduction in unrealized gain on
 marketable equity securities,
 net of income taxes                            -           -               -          (636)             -           -         (636)
Net income                                      -           -               -             -              -       3,182        3,182
Unrealized translation gain                     -           -               -             -            606           -          606
- -----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994               $2,954      $5,771           $(251)        $ 343        $(2,778)   $ 40,612     $ 46,651
===================================================================================================================================

                            See accompanying notes.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Consolidation The accompanying financial statements consolidate the accounts of the Company and its wholly owned subsidiaries and have been restated for all periods presented to reflect the acquistions of ROI and LCI (Note 3) which have been accounted for using the pooling of interests method. Effective August 1, 1991 the accounts of the Company's subsidiaries in Europe and Japan have been consolidated using a one-month lag. This accounting change for the European and Japanese sales subsidiaries resulted in a one-time sales reduction aggregating $1.5 million for the year ended July 31, 1992. The impact on 1992's loss before taxes and net loss was not material. The Company changed, by resolution of its board of directors, its fiscal year from July 31 to December 31, effective December 31, 1992. Management has determined that it is not practical or cost effective to recast prior year results to the new fiscal year because required information cannot reasonably be reconstructed. The results of operations of the former non-French subsidiaries of Micro-Controle S.A. (Micro-Controle) have been included effective July 1, 1991, whereas the results of operations of Micro-Controle have been included effective October 1, 1991 (Note 3). All significant intercompany transactions and balances have been eliminated. Certain reclassifications have been made to prior year amounts to conform to current year presentation. The $2 million carrying value of the Company's facility in Garden City, New York that was held for sale at December 31, 1993, has been reclassified to property, plant and equipment since the Company no longer intends to sell it. In March 1995, the Company entered into a long-term agreement to lease this facility.

       Sales  A sale is recorded when title passes to customers.

       Income taxes The Company recognizes the amount of current and deferred taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the financial statements and as measured by the provisions of enacted laws.

       Depreciation and amortization The cost of buildings, machinery and equipment and leasehold improvements is depreciated generally using an accelerated method based on a declining balance formula over estimated useful lives ranging from three to thirty one and one-half years. Leasehold improvements are generally amortized over the term of the lease.

       Net income (loss) per share Net income (loss) per share is based on the weighted average number of shares of common stock, and for periods with income, the dilutive effects of common stock equivalents (stock options), determined using the treasury stock method, outstanding during the periods.

       Goodwill Goodwill is amortized on a straight line basis over its estimated useful life of twenty years. At December 31, 1994, accumulated amortization aggregated $1.7 million. Annually the Company compares the undiscounted estimated future cash flows from Micro-Controle over a ten-year period to the unamortized balance of goodwill to determine whether any impairment exists.

       Investments In May 1993 the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities" (Note 9). As permitted under this statement, the Company elected to adopt the provisions of the new standard as of December 31, 1993. In accordance with SFAS 115, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect as of December 31, 1993, of adopting SFAS 115 increased shareholders' equity and working capital by $1.0 million (net of $0.6 million in deferred income taxes) to reflect the net unrealized gain on securities classified as available-for-sale previously carried at the lower of cost or market.

       Foreign currency Balance sheet accounts denominated in foreign currency are translated at exchange rates as of the date of the balance sheet and income statement accounts are translated at average exchange rates for the period. Translation gains and losses are accumulated as a separate component of Stockholders' Equity.

       The Company has adopted local currencies as the functional currencies for its subsidiaries because their principal economic activities are most closely tied to the respective local currencies.

       The Company may enter into foreign exchange contracts as a hedge against foreign currency denominated receivables. It does not engage in currency speculation. Market value gains and losses on contracts are recognized currently, offsetting gains or losses on the associated receivables. Foreign currency transaction gains and losses are included in current earnings. Foreign exchange contracts totaled $0.1 million at December 31, 1994.

NOTE 2 RESTRUCTURING

       In response to the continued low level of sales experienced in Europe, the Company recorded for the quarter ended December 31, 1993, restructuring and other special charges totaling $6.3 million ($5.1 million after taxes) aimed primarily at its European operations. These charges included $3.3 million to revalue surplus real estate in the US and Europe, $2.2 million for severance and related costs for approximately 50 employees to be terminated and $0.8 million for equipment relocation costs, facility carrying costs and selling expenses associated with the real estate. Non-cash items totaled $3.3 million for revaluing the real estate. Cash items totaled $3.0 million of which $1.3 million has been incurred during the twelve months ended December 31, 1994 primarily for severance and other related payroll liabilities for 34 employees and costs to close facilities. It is expected that the balance, $1.7 million, will be used primarily to close facilities and will be substantially incurred by December 31, 1995.

       The Company anticipates that the restructuring program will reduce costs and expenses by approximately $2 million annually beginning in 1995 and believes this restructuring program will align the Company's costs with anticipated revenues. However, if sales in domestic or international markets decline, further actions may be necessary. Long-term improvement in profitability is dependent upon a strengthening of domestic and international markets and the successful implementation of revenue growth strategies.

       For the quarter ended April 30, 1992, the Company recorded restructuring charges which resulted in a $13.8 million pre-tax charge to operations and $7.1 million accounted for as an increase of the goodwill associated with the acquisition of Micro-Controle. Cash items totaled $12.0 million and non-cash items accounted for $8.9 million. During the twelve months ended December 31, 1994, cash charges amounted to $0.5 million for severance and other payroll related liabilities, $0.3 million representing lease payments and $1.1 million for costs to close facilities. For the twenty months ended December 31, 1993, the Company charged against this reserve $4.7 million representing severance and other payroll related liabilities, $1.7 million representing lease payments on abandoned facilities and $3.0 million representing costs to close facilities. It is expected that the $0.7 million balance, principally for severance and costs to close facilities, will be spent during the first half of 1995.

NOTE 3 ACQUISITIONS

       On March 30, 1995, the Company acquired all the outstanding stock of Light Control Instruments, Inc. (LCI) in exchange for 128,000 shares of its common stock. LCI, a manufacturer of laser-diode instruments became a wholly owned subsidiary of the Company. The transaction has been accounted for as a pooling of interests.

       On February 28, 1995, the Company acquired all the outstanding capital stock of Ram Optical Instrumentation, Inc. (ROI) in exchange for 1,251,000 shares of its common stock. Additionally, an option to purchase 3,500 ROI common shares at $50 per share was exchanged for an option to purchase 72,975 Newport common shares at $2.398 per share.
       ROI, a manufacturer of video inspection systems, became a wholly-owned subsidiary of Newport. The fiscal year of ROI will be changed from March 31 to December 31 to conform to the Company's fiscal year-end. The transaction has been accounted for as a pooling of interests.

       Net sales and net income (loss) of Newport, ROI and LCI for the periods preceding the acquisitions were:

       (In thousands)

                                                        Newport       ROI       LCI     Combined
                                                        -------     ------     -----    --------
       Fiscal year ended December 31, 1994:
          Net sales                                     $85,637     $8,039     $525     $94,201
          Net income (loss)                               3,339       (145)     (12)      3,182
       Fiscal year ended December 31, 1993:
          Net sales                                      84,147      9,069      357      93,573
          Net income (loss)                              (3,746)       566      (20)     (3,200)
       Five months ended December 31, 1992:
          Net sales                                      36,070      3,125      203      39,398
          Net income (loss)                                (648)        83       38        (527)
       Fiscal year ended July 31, 1992:
          Net sales                                      87,801      6,746      378      94,925
          Net income (loss)                             (14,240)       236       29     (13,975)

       In June 1991, the Company acquired the stock of several non-French subsidiaries of Micro-Controle, a privately-held company with headquarters in Evry, France, in the first step of a two-step acquisition of Micro-Controle's micro-positioning business. The Company completed the acquisition of the micro-positioning business of Micro-Controle in September 1991, for $43.0 million cash, financed through $23.9 million in debt and $19.1 million cash, and assumption of $16.0 million of existing liabilities. The acquisition has been accounted for as a purchase. The purchase price allocation for the acquisition resulted in costs in excess of net assets acquired (goodwill) of $11.3 million including the impact of the 1992 restructuring.

NOTE 4 CASH AND CASH EQUIVALENTS

       Cash and cash equivalents consist of cash-on-hand, short-term certificates of deposit and other securities readily convertible to cash.

NOTE 5 CUSTOMER RECEIVABLES

       Customer receivables consist of the following:

       (In thousands)                                      December 31,
                                                       ----------------------
                                                         1994         1993
                                                       --------     ---------
       Customer receivables                            $19,215        $17,663
       Less allowance for doubtful accounts                460            717
                                                       -------        -------
                                                       $18,755        $16,946
                                                       =======        =======

       The Company maintains adequate reserves for potential credit losses. Such losses have been minimal and within management's estimates. Receivables from customers are generally unsecured.

NOTE 6 INVENTORIES

       Inventories are stated at cost, determined on either a first-in, first-out (FIFO) or average cost basis and do not exceed net realizable value.

       Inventories consist of the following:

(In thousands)                                                       December 31,
                                                               ------------------------
                                                                 1994           1993
                                                               ---------     ----------
       Raw materials and purchased parts                        $ 7,350         $ 6,751
       Work in process                                            3,541           3,089
       Finished goods                                            10,541          11,815
                                                                -------         -------
                                                                $21,432         $21,655
                                                                =======         =======

NOTE 7 INCOME TAXES

       The provision (benefit) for taxes based on income (loss) consists of the following:

                                              Years Ended       Five Months       Year
       (In thousands)                         December 31,         Ended          Ended
                                         ------------------      December 31,    July 31,
                                            1994    1993           1992           1992
                                         --------  --------     -------------   ---------
       Current:
         Federal                          $ 2,615     $ 877         $ 77          $  74
         State                                (35)       90           25            103
         Foreign                              200        (7)         (20)           (59)

       Net deferred:
         Federal                           (1,114)     (364)         469           (322)
         State                                (12)      355          193           (129)
                                          -------     -----         ----          -----
                                          $ 1,654     $ 951         $744          $(333)
                                          =======     =====         ====          =====

       The provision (benefit) for taxes based on income (loss) differs from the amount obtained by applying the statutory tax rate as follows:

                                                Years Ended       Five Months       Year
       (In thousands)                           December 31,         Ended          Ended
                                           ------------------      December 31,    July 31,
                                              1994    1993           1992           1992
                                           --------  --------     -------------   ---------
       Income tax provision (benefit)
        at statutory rate                    $1,644    $ (797)        $  74         $(4,864)
       Increase (decrease) in taxes
        resulting from:
         Foreign losses not currently
          benefited                            (359)    1,508           600           4,604
         Non deductible goodwill
          amortization                          182       174            74             101
         State income taxes, net of federal
          income tax benefit                    (22)      236           135             (43)
         Foreign Sales Corporation income       (79)      (14)          (49)            (24)
         Other, net                             288      (156)          (90)           (107)
                                             ------    ------         -----           -----
                                             $1,654    $  951         $ 744           $(333)
                                             ======    ======         =====           =====

       Deferred tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for tax and financial reporting purposes; such amounts are measured by tax laws and the expected future tax consequences of net operating loss carryforwards.

       Temporary differences and net operating loss carryforwards which give rise to deferred tax assets and liabilities recognized in the balance sheet are as follows:

       (In thousands)                                                            December 31,
                                                                           -----------------------
                                                                              1994         1993
                                                                           ----------   ----------
       Deferred tax assets:
         Foreign net operating loss carryforwards                          $ 6,261         $ 8,211
         Accrued restructuring liabilities                                   1,871           2,001
         Accruals not currently deductible for tax purposes                    846             751
         Other                                                                 142             331
         Valuation allowance                                                (7,046)         (9,479)
                                                                           -------         -------
           Total deferred tax asset                                          2,074           1,815
       Deferred tax liabilities:
         Accelerated depreciation methods used for tax purposes              1,033           1,286
         Unrealized gain on marketable securities                              228             652
         Other                                                                 402           1,016
                                                                           -------         -------
           Total deferred tax liability                                      1,663           2,954
                                                                           -------         -------
       Net deferred tax asset (liability)                                  $   411         $(1,139)
                                                                           =======         =======

       The Company has foreign net operating loss carryforwards totaling approximately $18.3 million at December 31, 1994, of which approximately $0.3 million expires at various dates through 1996, $11.6 million expires in 1997, and the balance expires thereafter. Approximately $3.2 million of the valuation allowance will be allocated to reduce goodwill when realized.

       Income taxes paid, net of refunds, for the twelve months ended December 31, 1994, December 31, 1993, five months ended December 31, 1992, and twelve months ended July 31, 1992, totaled $0.3 million, $1.1 million, $0.5 million, and $1.3 million, respectively.

NOTE 8 PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment, at cost, including capitalized lease assets, consist of the following:

       (In thousands)                                                            December 31,
                                                                           -----------------------
                                                                              1994         1993
                                                                           ----------   ----------
       Land                                                                  $ 2,115       $ 1,956
       Buildings                                                              12,671        11,370
       Leasehold improvements                                                  7,176         6,674
       Machinery and equipment                                                19,119        18,162
       Office equipment                                                        7,596         7,213
                                                                            --------       -------
                                                                              48,677        45,375
       Less accumulated depreciation                                          25,633        21,602
                                                                            --------       -------
                                                                             $23,044       $23,773
                                                                            ========       =======

NOTE 9 INVESTMENTS, NOTES RECEIVABLE AND OTHER ASSETS

       Investments, notes receivable and other assets consist of the following:

       (In thousands)                                                            December 31,
                                                                           -----------------------
                                                                              1994         1993
                                                                           ----------   ----------
       Marketable investments available-for-sale                             $   610       $ 1,774
       Nonmarketable investments                                               3,840         4,468
       Notes receivable                                                           97           184
       Other assets                                                              504           533
                                                                              ------       -------
                                                                               5,051         6,959
       Less current portion                                                      610         1,774
                                                                              ------       -------
                                                                              $4,441       $ 5,185
                                                                              ======       =======

       Marketable investments available-for-sale at December 31, 1994 and 1993 consist of shares of common stocks of publicly traded companies. They are stated at fair market value at December 31, 1994 and 1993, which resulted in gross unrealized gains of $0.5 million and $1.6 million, respectively. The excess of fair market value over cost (net of deferred income taxes of $0.2 million and $0.6 million at December 31, 1994 and 1993, respectively) is included as a separate component of Stockholders' Equity. Gross proceeds resulting from the sale of these securities were $1.2 million and $1.4 million for the twelve months ended December 31, 1994 and 1993, respectively. Realized gains and losses on sale of these securities are based on the difference between the selling price and historical cost. Realized gains of $1.1 million and $1.3 million are reflected as other income for the twelve months ended December 31, 1994 and 1993, respectively.

       Nonmarketable investments consist primarily of investments in private companies, including a 25% interest in a US supplier and a 29% interest in a company active in laser and electro-optical technology, stated at cost, adjusted for the Company's proportionate share of undistributed earnings or losses. The Company made purchases of approximately $3.8 million, $4.2 million, $1.3 million and $3.4 million from that supplier during the twelve months ended December 31, 1994 and 1993, five months ended December 31, 1992 and twelve months ended July 31, 1992. Notes receivable are carried at lower of amortized cost or net realizable value. Other assets consist primarily of patents and license agreements.

NOTE 10 NOTES PAYABLE TO BANKS

       Outstanding notes payable to banks consists of the following:

       (Dollar amounts in thousands)                                                        December 31,
                                                                                     ------------------------
                                                                                       1994            1993
                                                                                     ---------     ----------
       Credit agreements:
          PIBOR + 1%, maturing March 31, 1995, payable in French francs               $ 2,434        $   884
          Prime + 1%, maturing August 1995                                                249             --
          Prime + 1%, maturing June 1996                                                6,378          3,193
       Term notes:
          PIBOR + 1.6%, maturing in annual installments
           beginning October 1994, payable in French francs                             7,024         10,154
          Prime + 1%, maturing June 1996                                                1,185          1,783
       Mortgages payable:
          LIBOR + 2.0%, repaid July 1994                                                   --          2,000
          Various (9.2% to 12.75%), maturing from 1995 to 1999,
           payable in French francs                                                     1,148          1,698
       Capitalized lease obligations, payable in varying installments to 1999,
        in French francs                                                                3,015          2,974
                                                                                      -------        -------
                                                                                       21,433         22,686
       Less current portion                                                            10,316          6,681
                                                                                      -------        -------
                                                                                      $11,117        $16,005
                                                                                      =======        =======

       The Company has a credit agreement with a US bank which provides for a line of credit of up to $15 million, expiring in June 1996, secured by eligible accounts receivable, inventory and fixed assets, with interest at prime plus one percent. The line has an annual facility fee of 0.5 percent and an unused line fee of 0.25 percent of the first $5 million of unused credit and 0.5 percent of any unused credit in excess of $5 million. At December 31, 1994, amounts outstanding under the line of credit aggregated $7.6 million and amounts available for borrowing under the line totaled $1.2 million. The prime rate was 8.5% at December 31, 1994. The weighted average interest rate for the years ended December 31, 1994 and 1993 was 10.2% and 9.7%, respectively.

       The Company has a credit agreement with a US financial institution which provides for a line of credit of up to $1 million, expiring in August 1995, secured by eligible accounts receivable and inventory, with interest at prime plus one percent. At December 31, 1994, amounts outstanding under the line of credit aggregated $0.2 million and amounts available for borrowing under the line totaled $0.8 million.

       The Company has a line of credit with a consortium of foreign banks which, at December 31, 1993, provided for advances up to a limit of 60 million French francs (approximately $11.2 million) with interest at 1% above PIBOR (Paris Interbank Offered Rate), collateralized by eligible receivables. During the third quarter of 1994 the Company renewed this line of credit with a reduced advance limit of 25 million French francs ($4.7 million) for a period of seven months to March 31, 1995, all other terms and conditions remaining the same. At March 31, 1995, the Company renewed this line for one year under essentially the same terms and conditions. Borrowings outstanding under this agreement were 13.0 million French francs (approximately $2.4 million) at December 31, 1994. Additional amounts available for borrowing under the line at that date were 12.0 million French francs (approximately $2.3 million). The six-month PIBOR was 6.3% at December 31, 1994. The weighted average interest rate for the years ended December 31, 1994 and 1993, respectively, was 7.6% and 9.2%.

       The Company has term notes with the same consortium of foreign banks which, at December 31, 1994, totaled 37.5 million French francs (approximately $7.0 million) with interest at 1.6% above PIBOR, secured generally by assets of Micro-Controle. Repayment is in three remaining annual installments commencing in October 1995.

       Capitalized lease obligations of 16.1 million French francs (approximately $3.0 million) relate to real estate and equipment.

       Anticipated annual payments are as follows:

(In thousands)                      Capitalized    Borrowings,
                                       Lease      Mortgages and
                                    Obligations    Term Notes
                                   -------------  -------------
For years ending December 31,
       1995                            $  499        $6,049
       1996                               477         9,663
       1997                               480         2,459
       1998                               484           129
       1999                               488           118
       Thereafter                       1,860             -
                                       ------       -------
                                        4,288       $18,418
                                                    =======
       Less interest                    1,273
                                       ------
                                       $3,015
                                       ======

       The Company believes its current working capital position together with estimated cash flows from operations, its existing financing availability and anticipated refinancing and proceeds from asset sales are adequate for operations in the ordinary course of business, anticipated capital expenditures as well as restructuring and debt payment requirements.

       Interest paid during the twelve months ended December 31, 1994 and 1993, five months ended December 31, 1992, and twelve months ended July 31, 1992, totaled $1.5 million, $2.4 million, $1.6 million, and $2.6 million, respectively.

NOTE 11 COMMITMENTS

       The Company leases certain of its manufacturing and office facilities and equipment under non cancelable operating leases. Minimum rental commitments under terms of these leases are as follows:

       For years ending December 31, (In thousands)
       1995                                               $ 2,463
       1996                                                 2,297
       1997                                                 2,180
       1998                                                 1,866
       1999                                                 1,739
       Thereafter                                          11,902

       The principal lease expires in 2007. Future sublease income is estimated at $0.4 million. Rental expense under all leases totaled $2.6 million, $2.4 million, $.9 million, and $1.9 million, for the twelve months ended December 31, 1994 and 1993, five months ended December 31, 1992, and twelve months ended July 31, 1992, respectively.

NOTE 12 STOCK OPTION PLANS

       The Company adopted a stock option/restricted stock plan in 1992 to replace the Company's then existing option plans. The stockholders approved this plan at the annual meeting held on December 1, 1992. The number of shares available for issuance as either stock options or restricted stock increases on the last day of each fiscal year by an amount equal to 2% of the then outstanding shares. Options have been granted to directors, officers and key employees at a price not less than fair market value at the dates of grants. Accordingly, no charges have been made to income in accounting for these options. The tax benefits, if any, resulting from the exercise of options are credited to capital in excess of stated value. The fair market value of restricted stock at date of grant is amortized to income over the vesting period of six years.



       The following table summarizes option plan and restricted stock activity for the years ended December 31, 1994 and 1993:

                                                     Restricted
                                                        Stock       Options        Total
                                                     ----------    ---------    ----------
       Amounts outstanding at December 31, 1992              --    1,048,375     1,048,375
       Granted                                           37,000       45,000        82,000
       Exercised                                             --      (13,750)      (13,750)
       Canceled                                              --     (108,725)     (108,725)
                                                        -------    ---------     ---------
       Amounts outstanding at December 31, 1993          37,000      970,900     1,007,900
       Granted                                           32,000      181,470       213,470
       Exercised                                        (10,250)     (16,750)      (27,000)
       Canceled                                          (8,000)    (132,864)     (140,864)
                                                        -------    ---------     ---------
       Amounts outstanding at December 31, 1994          50,750    1,002,756     1,053,506
                                                        =======    =========     =========

       At December 31, 1994:
       Exercise prices of outstanding options            $5.000    to               $9.625
       Shares available for future grants                                          568,973
       Options exercisable                                                         658,418

       As a result of the acquisition of ROI, an option to purchase 3,500 shares of ROI stock at $50 per share was exchanged for an option to purchase 72,975 shares of the Company's stock at $2.398 per share. The above table does not reflect this stock option.

       Subject to approval by the Company's stockholders, the Company's Employee Stock Purchase Plan (the "Purchase Plan"), was adopted by the Board of Directors on November 15, 1994 to be effective for ten years starting January 1, 1995. The Purchase Plan authorizes the Company to issue and reserve for the Purchase Plan, or purchase up to an aggregate of 250,000 shares of common stock in open market transactions for the benefit of participating employees during the term of the Purchase Plan. The primary purpose of the Purchase Plan is to provide employees of the Company and selected subsidiaries with an opportunity to purchase common stock through payroll deductions and to increase their proprietary interest in the Company. Shares of common stock covered by the Purchase Plan will either be issued by the Company pursuant to the Purchase Plan or purchased in open market transactions.

NOTE 13 OTHER INCOME

       Other income consisted of the following:

                                                                 Years Ended        Five Months      Year
       (In thousands)                                            December 31,          Ended         Ended
                                                            --------------------    December 31,    July 31,
                                                              1994       1993           1992          1992
                                                            --------   ---------    ------------  -----------
       Interest and dividend income                          $  143      $  229         $ 258        $  808
       Realized foreign currency gains (losses), net            175        (158)         (245)          647
       Gains on sale of investments                           1,404       1,260           217           926
       Sale of technology                                        --          --           501            --
       Other                                                    117         132           174          (360)
                                                             ------      ------         -----        ------
                                                             $1,839      $1,463         $ 905        $2,021
                                                             ======      ======         =====        ======

NOTE 14 BUSINESS SEGMENT INFORMATION

        The Company operates in one business segment. It designs, manufactures and markets on a worldwide basis precision equipment for scientists and engineers who develop and apply technology involving lasers, optics and integrated motion control. The Company designs and manufactures a broad line of vibration isolation systems, electronic and optical instruments and precision mechanical, electronic and optical components and systems. These products are used predominately in research laboratories and test and measurement applications for industrial, government and university customers, domestically and internationally.

        Information concerning the Company's operations by geographic segment is as follows :


                                                                 Years Ended        Five Months      Year
       (In thousands)                                            December 31,          Ended         Ended
                                                            --------------------    December 31,    July 31,
                                                              1994       1993           1992          1992
                                                            --------   ---------    ------------  -----------
       Sales to unaffiliated customers:
       United States                                        $ 59,211    $ 55,469       $ 23,273     $ 57,664
       Europe                                                 30,926      32,595         14,538       33,734
       Other areas                                             4,064       5,509          1,587        3,527
                                                            --------    --------       --------     --------
                                                            $ 94,201    $ 93,573       $ 39,398     $ 94,925
                                                            ========    ========       ========     ========

       Sales between geographic areas
        (based on invoiced prices):
       United States                                        $  7,784    $  8,951       $  3,211     $  8,751
       Europe                                                  9,095       8,251          3,103        4,294
       Intercompany eliminations                             (16,879)    (17,202)        (6,314)     (13,045)
                                                            --------    --------       --------     --------
                                                            $     --    $     --       $     --     $    --
                                                            ========    ========       ========     ========
       Income (loss) before taxes:
       United States                                        $  4,132    $  2,501       $  2,358     $   (253)
       Europe                                                    (80)     (5,229)        (1,803)     (13,845)
       Other areas                                               493         282           (180)         (19)
       Intercompany eliminations                                 291         197           (158)        (191)
                                                            --------    --------       --------     --------
                                                              $4,836    $ (2,249)      $    217     $(14,308)
                                                            ========    ========       ========     ========
       Assets:
       United States                                        $ 91,129    $ 86,950
       Europe                                                 48,516      50,577
       Other areas                                               720       2,145
       Intercompany eliminations                             (55,711)    (53,637)
                                                            --------    --------
                                                            $ 84,654    $ 86,035
                                                            ========    ========

       The Company's manufacturing facilities are located in the United States and France. United States revenues include exports to unaffiliated customers totaling $9.2 million, $5.9 million, $2.3 million, and $6.3 million, for the years ended December 31, 1994 and 1993, the five months ended December 31, 1992, and the year ended July 31, 1992, respectively.

NOTE 15 DEFINED CONTRIBUTION PLANS

       The Company sponsors a defined contribution plan. Generally, all US employees are eligible to participate and contribute in this plan. Contributions to the plan are determined based on a percentage of contributing employees' compensation. During September 1992 the plan was amended to provide for an increase in the Company's contribution rate.

       ROI has a discretionary defined contribution plan. All ROI employees are eligible to participate in this non-contributory plan.

       Expense recognized for these plans totaled $0.9 million, $0.9 million, $0.4 million, and $0.7 million for the years ended December 31, 1994 and 1993, the five months ended December 31, 1992, and the year ended July 31, 1992, respectively.

                              NEWPORT CORPORATION
                                  SCHEDULE II
                        CONSOLIDATED VALUATION ACCOUNTS
(In thousands)


                                          Balance at         Additions
                                          Beginning       Charged to Costs                       Other Changes     Balance at End
          Description                     of Period         and Expenses      Write Offs (1)    Add (Deduct) (2)     of Period
          -----------                     ----------      ----------------    --------------    ----------------   ---------------
Year ended December 31, 1994:
  Deducted from asset accounts:
    Allowance for doubtful accounts         $  717              $   90           $  (203)             $ (144)          $  460
    Reserve for inventory obsolescence       2,786                 715              (313)                192            3,380
                                            ------              ------           -------              ------           ------
      Total                                 $3,503              $  805           $  (516)             $   48           $3,840
                                            ======              ======           =======              ======           ======

Year ended December 31, 1993:
  Deducted from asset accounts:
    Allowance for doubtful accounts         $1,439              $  150           $  (786)             $  (86)          $  717
    Reserve for inventory obsolescence       2,298               1,216              (625)               (103)           2,786
                                            ------              ------           -------              ------           ------
      Total                                 $3,737              $1,366           $(1,411)             $ (189)          $3,503
                                            ======              ======           =======              ======           ======


Five months ended December 31, 1992:
  Deducted from asset accounts:
    Allowance for doubtful accounts         $1,297              $  120           $    39              $  (17)          $1,439
    Reserve for inventory obsolescence       1,484               1,017                --                (203)           2,298
                                            ------              ------           -------              ------           ------
      Total                                 $2,781              $1,137           $    39              $ (220)          $3,737
                                            ======              ======           =======              ======           ======


Year ended July 31, 1992: (3)
  Deducted from asset accounts:
    Allowance for doubtful accounts         $  692              $  113           $   412              $   80           $1,297
    Reserve for inventory obsolescence         672                 452                --                 360            1,484
                                            ------              ------           -------              ------           ------
      Total                                 $1,364              $  565           $   412              $  440           $2,781
                                            ======              ======           =======              ======           ======

(1) Amounts are net of recoveries and acquisitions.

(2) Amounts reflect the effect of change rate changes on translating valuation accounts of foreign subsidiaries in accordance with FASB Statement No. 52, "Foreign Currency Translation" and certain reclassifications between balance sheet accounts.

(3) 1992 includes the effect of the acquisition of Micro-Controle effective September 18, 1991.